Press Release

For immediate release

______________________________________________________

Invesco Mortgage Capital Inc. Announces

Exercise of Underwriters' Over-Allotment

Option

Investor Relations Contact: Donald Ramon, 404-439-3228

Media Relations Contact: Bill Hensel, 404-479-2886

Atlanta – July 28, 2009 -- Invesco Mortgage Capital Inc. (NYSE: IVR) (the “Company”) today announced that the underwriters of its initial public offering (“IPO”) have exercised their over-allotment option in part to purchase an additional 311,200 shares of the Company’s common stock (“Additional Shares”) at the offering price of $20.00 per share. The over-allotment option was granted in connection with the Company’s IPO of 8.5 million shares that was completed on July 1, 2009.

As previously disclosed, concurrent with the IPO, the Company completed two private placements, consisting of (i) 75,000 shares of common stock at $20.00 per share to Invesco Institutional (N.A.), Inc., a subsidiary of Invesco Ltd., and (ii) 1,425,000 limited partnership units in its subsidiary IAS Operating Partnership LP to a subsidiary of Invesco Ltd. Total proceeds from the private placements were $30.0 million.

The Company received proceeds of approximately $6.1 million from the sale of the Additional Shares, net of additional underwriting discounts and commissions paid to the underwriters. At the completion of the offering, after giving effect to the partial exercise of the over-allotment option and the private placements, the Company has sold a total of approximately 8.9 million shares of common stock and raised approximately $201.1 million in net proceeds.

In connection with the IPO, Credit Suisse and Morgan Stanley served as joint book-running managers. Barclays Capital, Keefe, Bruyette & Woods, Stifel Nicolaus, Jackson Securities, Siebert Capital Markets and The Williams Capital Group, L.P. acted as co-managers.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares of common stock or any other securities, nor will there be any sale of the shares of common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. Any offer, if at all, will be made only by means of a prospectus forming a part of the effective registration statement.

Interested persons may obtain copies of the prospectus from Credit Suisse Securities (USA) LLC, One Madison Avenue, New York, NY 10010-3629, Attention: Prospectus Department, or by calling 1-800-221-1037, or Morgan Stanley & Co, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department, or by calling 1-866-718-1649.

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Institutional (N.A.), Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management company. Additional information is available at www.invescomortgagecapital.com.

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